Exhibit 10.9

Tenancy Contract

Landlord:	Huangjiang Investment Development Company
(hereinafter called “Landlord”)

Tenant:	Philips Semiconductors (Guangdong) Company Ltd.
(hereinafter called “Tenant”)

Scope of Tenancy and Rental

1.	The Landlord hereby agrees to lease its factory building, office building, canteen building, ) dormitory buildings (to be constructed) and entertainment centre and related facilities situated at Tian Mei High Tech. Industrial Park, Huang Jiang Town, Dongguan City together with the land on which such buildings are erected thereon (which is more particularly identified in the annexed plan and colored pink) (“Leased Factory”) to Tenant.

The area of the Leased Factory is as follows:-

a.	Factory building:	35,395 square meters
b.	Office building:	5,295 square meters
c.	Canteen building	6,185 square meters
d.	Dormitory buildings (4 blocks)	16,001 square meters
e.	Entertainment center	6,715 square meters

	Total:	69,591 square meters

The actual area of the Leased Factory shall be confirmed at the construction work completion examination.

The factory, office and canteen buildings shall be connected by bridges designed according to the usage requirements of the Tenant.

The rental of the Leased Factory will be the higher of the following:-

(a)	Yearly rental shall be RMB96 per square meter (i.e. monthly rental of RMB 8 per square meter); or

(b)	Yearly rental equal to thirteen percent (13%) of the actual construction costs of the Leased Factory.

The parties agree that the “construction costs” of the Leased Factory shall include the following items:-

(i)	building costs of the entertainment center, factory, office, canteen and dormitory buildings;

(ii)	quality examination and construction supervision costs;

(iii)	design costs;

(iv)	land surveying costs;

(v)	costs for constructing the road(s) in the Factory Site (as defined below);

(vi)	drainage and sewage costs within the enclosing walls and the Factory Site;

(vii)	water and electricity supplies from the exterior of the Leased Factory to the area within the enclosing walls of the Factory Site.

It is hereby confirmed by the parties that the Tenant shall be entitled during the term of this Contract to use the rooftop of the Leased Factory free of charge (but shall be in compliance with the relevant use regulations).

2.	An area of 58,300 square meters of land in which the Leased Factory is situated (which is more particularly identified in the annexed plan and colored blue) (“the Factory Site”) is also provided to the Tenant to use during the term of the tenancy free of charge.

The Landlord shall be responsible at its own costs to cover the Factory Site by cement except the area marked as the green area in the annexed plan. Regarding the green area, the Landlord shall be responsible at its own costs to flatten the land by mud to the same level as the factory roads.

The Tenant shall be entitled, at its own costs, to use the Factory Site as car park, play ground, green area and any other purposes, provided that the Tenant shall not be entitled to construct any buildings on such Factory Site (unless with the prior consent of the Landlord).

Notwithstanding the above, subject to the consent of the Landlord (which shall not be unreasonably withheld), the Tenant may construct other outdoor rooms, namely waste yard, chemical storage room and other additional facilities on the Factory Site. Such additional facilities shall comply with relevant construction, fire safety regulations and the parties shall discuss and agree the applicable rent.

The land, with an area of 14,000 square meters, situated at the front right side of the Leased Factory (which is the third stage development of the reserved land according to the plan, and more particularly identified in the annexed plan and colored red), the parties agree that this land is reserved for expansion of the Factory Site by the Tenant. This land will be reserved for expansion until 31 December 2007. The Tenant shall not be liable for any fee during the reserve period.

Before the Tenant decides to build a factory on this land, the Tenant shall be responsible for its own costs in planting trees and grass. The planting of trees and grass thereon shall be finished before 30 April 2004.

If construction work of a factory in the size similar to the Leased Factory (108.9m x 75.6m x 4 floors) is not commenced before 31 December 2007, the Landlord shall has the right commencing on 1 January 2008 to resume the land for other purposes or charging a land abandonment fee from the Tenant for its continuous use as a green area. The standard monthly charge of land abandonment fee is RMB2.00 per square meter for each month.

Rent Free Period

3.	The Landlord agrees to grant a twelve (12) months rent-free period to the Tenant. In other words, the Tenant shall not be required to pay any rent to the Landlord during the first twelve (12) months from the tenancy commencement date.

Rental Adjustment and Payment

4.	The rent of the Leased Factory shall be fixed during the initial 5 years of the Contract. From the 6th year onwards, if the annual interest rate of bank loan exceeds 6.6% or below 5.5%, the rent will be adjusted in accordance with the exceeded or lowered percentage.

5.	The rent payable hereunder shall be paid each month in advance on or before the 7th day of each calendar month, by transferring the relevant amount to a bank account of the Landlord.

6.	If the rent shall be unpaid for a period of more than 7 days after the same become due and payable, Tenant shall be liable to pay a late penalty fee equal to 1% of the relevant amount per day.

The Landlord shall be entitled to terminate this Contract and claim against the Tenant under the terms of Clause 8 if Tenant breaches the Contract by default in rental payment for a period of more than 3 months.

Duration of Tenancy

7.	Subject to Clauses 8 and 9, the tenancy created under this Contract shall be for a term of 13 years commencing from 1 October 2003

8.	During the initial eight (8) years of the said thirteen (13) years of tenancy, if the Tenant shall early terminate the Contract for whatever reasons (except by reasons of the Landlord), Tenant shall unconditionally pay up-front the rental payable for the remaining period of the said eight (8) years plus one (1) year rental (which is equivalent to the amount of rent saved during the one (1) year rent free period) to the Landlord.

The Tenant shall be entitled to early terminate this Contract at any time during the last five (5) years of this tenancy by giving six (6) months prior written notice to the Landlord.

9.

If the Landlord fails to allow the Tenant to enter into the Leased Factory, office building, canteen to commence the installation work for the facilities and equipments on or before 30th July 2003, the Tenant shall be entitled to terminate this Contract immediately. In such case, the Landlord shall refund all rental deposits to Tenant without any deduction and pay Tenant an additional sum equal to the rental deposits as compensation for breach of this material term.

10.	Upon expiration of the tenancy, if Tenant is interested to renew the tenancy, the Landlord shall negotiate the new tenancy terms with Tenant in good faith. The Landlord agrees that Tenant shall have the right of first refusal if other conditions are the same.

Rental Deposit

11.	In order to ensure the compliance of the terms herein by Tenant, Tenant agrees to pay the Landlord upon the signing of this Contract a rental deposit equal to two (2) months’ rental.

The Landlord shall return the above rental deposit without interest to Tenant upon expiration or early termination of the tenancy. However, if Tenant has committed any breach of the terms herein, the Landlord shall be entitled to deduct a reasonable sum from the rental deposit to indemnify the actual damages incurred by the Landlord as a result of such breach.

Delivery of possession of the Leased Factory and the lands

12.	The Landlord must deliver possession of the Leased Factory and the Factory Site referred to above to Tenant as from the commencement date of the tenancy.

Electricity Supply

13.	The Landlord shall connect the Leased Factory with electricity supply and bear the costs, provide transformer network to the connection point of the main transformer and bear the related costs.

14.	The Landlord shall procure the electricity supply department to ensure continuous electricity supply to the Leased Factory, and have priority supply in electricity. Except force majeure cases, suspension of electricity supply (namely for regular or annual maintenance purposes) shall not be more than 6 times per year (and each time shall not be longer than 4 hours).

Water Supply

15.	The Landlord shall connect the Leased Factory with water supply (up to the mutually agreed connection point) and bear the costs, including water connection charges, equipment and facilities, installation charges etc.

16.	The Landlord shall procure the water supply department to ensure continuous water supply to the Leased Factory, and have priority in water supply. Except force majeure cases, suspension of water supply (namely for regular or annual maintenance purposes) shall not be more than 6 times per year (and each time shall not be longer than 4 hours).

Fire Protection Facilities

17.	The Landlord shall ensure that the design and construction of the Leased Factory shall comply the fire protection regulation in relation to construction in China. Tenant shall be responsible for installing the fire protection facilities and bear such related costs.

Other Facilities

18.	The Landlord shall be responsible at its own costs for procuring the Factory Site, leveling the land, the construction of the Leased Factory, the bridges between the Leased Factory, fencing wall around the Factory Site, faeces treatment tank and other facilities according to the design stipulated by the Tenant.

19.	The Landlord shall at its own costs to apply for construction of the Leased Factory, and obtain land and property use right certificate.

Roads

20.

The Landlord shall be responsible at its own costs to construct a road of thirteen (13) meters wide connecting the Leased Factory and the factory rented under a previous Tenancy Agreement dated 15th February 2000 according to the design stipulated by Tenant.

21.	All the roads shall be constructed and strengthened that it can withstand 10 to 15 tons trucks traffic.

Landlord’s Obligations

22.

All installation and construction works which the Landlord is responsible must be completed by the Landlord before the commencement date of the tenancy. If the Landlord fails to complete part or all of the works (except the dormitory buildings and entertainment center) before 30th July 2003 and if the Tenant decides to continue to rent the Leased Factory and the Factory Site, Tenant shall be entitled (but not obliged) to complete the remaining works at its own costs and then deduct all relevant losses from the rental payable hereunder.

In addition, all such installation and construction shall be in compliance with the quality and safety standard stipulated by the relevant authorities in China. If any such works fail to meet the relevant quality and safety standard, the Landlord shall be liable to repair and rectify all defects and liable for the damages caused as a result of this breach.

23.

If the Landlord fails to complete the construction of the dormitory buildings and obtain all necessary government approval certificates on or before the 31st December 2003, the Tenant shall be entitled to terminate this Contract by giving six .(6) months prior written notice to the Landlord. If the Tenant decides not to terminate this Contract, the Tenant shall be entitled (but not obliged) to complete the remaining works at its own costs and then deduct all relevant losses from the rental payable hereunder.

24.	The Landlord shall deliver the Leased Factory and the Factory Site to Tenant in good, clean and tenantable condition for Tenant’s use.

25.	The Landlord shall not take back the Leased Factory and the Factory Site during the term of the tenancy (unless otherwise stipulated in this Contract).

26.	Provided that Tenant paying the rent and performing and observing Tenant’s obligations herein contain, Tenant shall be entitled to peacefully enjoy the Leased Factory and the Factory Site throughout the term of this Contract without any interruption by the Landlord (except normal communication between the parties excepted and as required by the law of the People’s Republic of China).

27.	If and when during the term of this Contract, the Leased Property or the Factory Site or any part thereof are damaged or destroyed by force majeure or inherent structural problem, the rent or a fair proportion thereof according to the nature and the extent of the damage sustained shall cease to be payable until the Leased Property or the Factory Site shall have been rebuilt or reinstated by the Landlord. If upon the expiry of a period of two (2) months commencing on the date of the damage or destruction the Leased Factory and the Factory Site have not been rebuilt or reinstated by the Landlord, Tenant shall be entitled to terminate this Contract by giving seven (7) days’ notice.

28.	The Landlord hereby represents and warrants that it has the necessary legal capacity and right to lease the Leased Factory and the Factory Site to Tenant. The Landlord has also obtained all the necessary authorizations from all relevant authorities in the People’s Republic of China in respect of this Contract and the leasing of the Leased Factory and the Factory Site to Tenant, including government approval and/or mortgagee consent (if applicable). The Landlord shall be liable to keep Tenant fully indemnified against actual losses and damages incurred by Tenant as a result of any breach of the Landlord’s warranties herein.

The Landlord shall provide certified copy of the land use right certificate, property use right certificate, power of attorney (if applicable), the Landlord’s business license, construction work completion certificate and other relevant documents to Tenant for record.

29.	If during the term of the tenancy, all or part of the Leased Factory and the Factory Site are transferred or Tenant’s right to use the Leased Factory and the Factory Site is affected, the Landlord shall ensure that such transferee or third party having an effect on Tenant’s right to use the Leased Factory and the Factory Site will continue to abide by the terms of this Contract. The Landlord shall also be liable to keep Tenant fully indemnified against actual losses and damages suffered by Tenant if any of Tenant’s interests herein are affected or prejudiced by such transferee or third party.

30.	The Landlord warrants that:-

(a)	the factory building can be used for industrial purpose; and

(b)	the dormitory buildings can lawfully be used for residential purpose for Tenant’s employees under the PRC laws and regulations; and

(c)	the canteen building can be used for making and serving food and drink to Tenant’s employees and comply with the health, hygiene and fire regulations, but design construction and facilities and equipments of the Tenant shall comply with relevant regulations;

(d)	the office building can be used for office purpose;

(e)	the entertainment center can be used for general entertainment purpose.

The Landlord further warrants that the loading capacity of the Leased Factory shall not be less than those set out in Appendix B.

31.	The Landlord shall be responsible to pay all taxes in respect of the Leased Factory and the Factory Site. The Landlord specifically confirms that the business tax for rental income, land use fee, real estate tax shall be borne by the Landlord.

32.	The Landlord shall be responsible for any structural and inherent defects of the Leased Factory, Factory Site and other facilities provided by the Landlord and shall do the necessary repair to such defects and shall be liable for all damages caused by such defects. However, if Tenant installs equipment or facilities in excess of the loading capacity and uses the Leased Factory improperly, and the Leased Factory suffers from structural defects as a result thereof, the Landlord shall not be responsible for any damages caused therefor.

The Landlord specifically agrees that any structural or inherent defects of the following items shall be repaired by the Landlord (as long as they are provided by the Landlord):-

a.	walls and windows of the Leased Factory;

b.	fencing wall of the Factory Site;

c.	drainage and sewage system;

d.	roads;

e.	water supply facilities; and

f.	electricity supply facilities.

Tenant’s Obligations

33.	Tenant shall promptly pay all rent in accordance with the terms of this Contract.

34.	Tenant shall be entitled to make non-structural alterations to the Leased Factory.

35.	Tenant shall not change the use of the Leased Factory unless with the prior consent of the Landlord. If any part of the Leased Factory and the related facilities are damaged by Tenant by default or negligence and improper usage, Tenant shall reinstate the same into their condition at the beginning of the tenancy (fair wear and tear and structural and inherent defects excepted). If Tenant is in breach of this term, Tenant shall be liable for damages according to Clause 44 of this Contract.

36.	Tenant shall not be entitled to assign or sub-let the tenancy created hereunder to any party without the prior consent of the Landlord (save & except any subsidiary or associated companies of Tenant).

37.	Upon the expiry of this Contract, Tenant shall deliver possession of the Leased Factory and the Factory Site at the conditions they were at the beginning of the tenancy (fair wear and tear and structural and inherent defects excepted). However, Tenant shall not be liable to remove or demolish any fixture or fitting affixed to the Leased Factory, the facilities (if any) erected on the Factory Site and any fixture or fitting affixed thereon.

38.	Tenant shall perform the activities which have been approved by the PRC Government within the area of the Leased Factory and the lands, and shall pay the relevant fees, taxes, and shall comply with the laws and regulations of the PRC and shall operate legally. Otherwise, Tenant shall be responsible for all liabilities.

39.	Tenant shall be responsible for the maintenance of the Leased Property and the related facilities (structural or inherent defects or damages caused by force majeure excepted) at its own cost (unless otherwise stipulated in this Agreement).

40.	During the term of this Contract, the Tenant shall have the right to use the Leased Factory and the Factory Site but not the ownership thereof. Tenant shall not be entitled to use the Leased Factory or the Factory Site for mortgage or payment of debt etc. All debts incurred by Tenant during operation are not related to the Landlord.

Tenant’s other benefits

41.	Within a period of twenty four (24) months from the tenancy commencement date, the Landlord shall not charge the Tenant for any integrated service fees

42.	Within a period of ten (10) years from the tenancy commencement date, the Landlord shall not charge the Tenant for the following taxes:-

(a)	The profits tax payable to the Landlord; and

(b)	The value added tax payable to the Landlord;

(c)	The employee’s individual income tax payable to the Landlord.

In relation to point (a) above, the ten (10) years period shall commence from the first year in which the Phase II factory of the Tenant has to pay profits tax.

43.	For all the employees employed by the Tenant (including operational workers with university degree or above), as long as they are not Dongguan resident, the Landlord shall arrange to transfer such employees’ Hu Kou to Dongguan City, and shall not charge any city population capacity increase fee.

Others

44.	If either party fails to perform its obligations hereunder, it shall constitute a breach of this Contract. The parties agree that the party in breach shall pay the other party the direct loss and damage (excluding indirect loss and damages).

45.	This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China.

46.

Any dispute in connection with this Contract shall be settled amicably through friendly negotiation. In case no settlement can be reached through negotiation within fifteen (15) days after written notification from one party to the other party of the existence of the dispute, such dispute or claim shall be referred to and finally settled by arbitration at the China International Economic and Trade Arbitration Commission Shenzhen Branch (“Arbitration”) in accordance with the Arbitration Rules of the China International Economic and Trade Arbitration Commission (“CIETAC Rules”) which rules are deemed to be incorporated by reference into this clause. The law applicable to the Arbitration shall be the laws of the People’s Republic of China. The arbitrators shall be appointed in accordance with the CIETAC Rules whereby each party will appoint one arbitrator, and the two arbitrators appointed as aforesaid will appoint a third arbitrator. The language to be used in the Arbitration proceeding shall be Chinese.

47.	The attachment to this Contract is an inseparable part of this Contract, and is equally enforceable.

48.	If this Contract is unclear with respect to certain matters, the parties shall discuss to resolve such ambiguities.

49.	The Co-operation Agreement made between the parties dated 18th April 2002 shall be superseded and replaced by this Contract.

50.	This Contract is written both in the Chinese and English languages. If there are any conflicts between the two versions, the Chinese version shall prevail.

51.	This Contract shall become effective upon the signing thereof by the parties hereto, notarized by a Notary Public and registered in the Housing Bureau. Save and except as provided in this Contract, this Contract shall not be terminated or amended without the consent of both parties. There are six originals of this Contract, two for each party and one for the Notary Public and one for the Housing Bureau. The parties shall share the notarization and registration cost and expenses in equal shares.

52.	Each party shall bear its own legal costs in relation to the preparation, negotiation and execution of this Contract.

This Contract is signed on the 26th day of September 2003.

Huangjiang Investment Development Company	Philips Semiconductors (Guangdong) Company Ltd.

Signature:	Signature:

Title:	Title:
Seal:	Seal:

Notary Public:

Housing Bureau:

Attachment:	Appendix A	Floor Plan

	Appendix B	Loading capacity of the Leased Factory

Appendix B

Loading capacity of the Leased Factory

Office building:	200 kg / sq. m.
150 kg / sq. m.
250 kg / sq. m.

Factory building:	1000 kg / sq. m.
2000 kg / sq. m.
300 kg / sq. m.
700 kg / sq. m.
250 kg / sq. m.

Canteen building:	300 kg / sq. m.
150 kg /sq. m.